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                                                                   Exhibit 2(11)
                                STOCK OPTION PLAN

1.       PURPOSE

The purpose of the Stock Option Plan (the "Plan") of Dynamic Digital Depth Inc., a Corporation subsisting under the BUSINESS CORPORATIONS ACT (Alberta) (the "Corporation"), is to advance the interests of the Corporation by encouraging its directors, management, employees and consultants to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.       ADMINISTRATION

The Plan shall be administered by the board of directors of the Corporation (the "Board"). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder shall be evidenced by an agreement, signed on behalf of the Corporation and by the optionee, in such form as the directors shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

3.       SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of shares of the Corporation's authorized but unissued common shares. The number of shares reserved for issuance pursuant to stock options granted under the Plan shall not exceed 10% of the issued and outstanding shares of the Corporation at the time of granting of options from time to time, to a maximum of 3,180,000 Common Shares. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purpose of this Plan.

4.       MAINTENANCE OF SUFFICIENT CAPITAL

The Corporation shall at all times during the term of the Plan reserve and keep available such numbers of shares as will be sufficient to satisfy the requirements of the Plan.

5.       ELIGIBILITY AND PARTICIPATION

Directors, officers, management, consultants and employees of the Corporation shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as "Participants"). The Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, and the number of shares to be subject to each option. An individual who has been granted an option may, if he is otherwise eligible, and if permitted under the policies of


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the stock exchange or stock exchanges on which the shares of the Corporation are to be listed, be granted an additional option or options if the directors shall so determine.

6.       EXERCISE PRICE

         (a) The exercise price of the shares covered by each option shall be determined by the Board. The exercise price shall be not less than the price permitted by any stock exchange on which the common shares are then listed or other regulatory body having jurisdiction.

         (b) In the event the Corporation becomes listed on The Toronto Stock Exchange the option price per common share shall be determined by the Board, subject to regulatory approval, at the time any option is granted but in no event shall such price be lower than the Market Price (as hereinafter defined) at the time of the grant.

         "MARKET PRICE" means:

         (a) at any time during which the common shares are listed and posted for trading on The Toronto Stock Exchange (the "TSE"), the closing sale price for board lots of common shares on the TSE on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on the TSE for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on the TSE on such day, the five-day weighted average on the closing prices for board lots of common shares on the TSE based on the five business days immediately prior to the day on which the Market Price is to be determined;

         (b) at any time during which the common shares are not listed and posted for trading on the TSE, but are quoted on any other stock exchange, the closing sale price for board lots of common shares on such exchange on the business day immediately prior to the day on which the Market Price is to be determined, or if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on such exchange for the business day immediately prior to the day on which the Market Price is to be determined, or if there are no bid and asked prices on such exchange on such day, then the five-day weighted average of the closing sale prices for board lots of common shares on such exchange based on the five business days immediately prior to the day on which the Market Price is to be determined; and

         (c) at any other time, the fair market value of the common shares, as determined by the Board, with due regard being had to any over-the-counter sale prices, asked and bid prices, volume quotations, value of assets and liabilities of the Corporation, and income and prospects of the Corporation, as the Board shall in its sole discretion determine to be relevant.

7.       NUMBER OF OPTIONED SHARES

The number of shares subject to an option to a Participant shall be determined in the resolution of the Board, but no Participant shall be granted an option which exceeds 5% of the issued and outstanding shares of the Corporation (on a non-diluted basis).


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8.       DURATION OF OPTION

Each option and all rights thereunder shall be expressed to expire on the date set out in the option agreements and shall be subject to earlier termination as provided in paragraphs 10 and 11.

9.       OPTION PERIOD, CONSIDERATION AND PAYMENT

         (a) The Option Period shall be a period of time fixed by the Board not to exceed five years from the date the option is granted, provided that the Option Period shall be reduced with respect to any option as provided in Sections 10 and 11 covering cessation as a director, officer or employee of the Corporation or death of the Participant.

         (b) An option shall vest and may be exercised (in each case to the nearest full share) during the Option Period in such manner as the Board may fix by resolution. Options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period. To the extent required by The Alberta Stock Exchange, no options may be exercised under this Plan until this Plan has been approved by a resolution duly passed by the shareholders of the Corporation.

         (c) Except as set forth in Sections 10 and 11, no option may be exercised unless the Participant is at the time of such exercise a director, officer, manager, consultant, or employee of the Corporation; except, in the case of a consultant, where the option has been granted for a specific service, the option may be exercised only upon completion of that service.

         (d) The exercise of any option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of common shares with respect to which the option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such common shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any shares subject to an option under this Plan, unless and until the certificates for such shares are issued to him or them under the terms of the Plan.

10.      CEASING TO BE A DIRECTOR, OFFICER, MANAGER, OR EMPLOYEE

If a Participant shall cease to be a director, officer, manager, or employee of the Corporation or a company for any reason (other than death), he may but only within 90 days next succeeding his ceasing to be a director, officer, manager, or employee, exercise his option to the extent that he was entitled to exercise it at the date of such cessation.

Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, manager, employee or consultant of the Corporation or of any affiliate.


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11.      DEATH OF PARTICIPANT

In the event of the death of a Participant, the option previously granted to him shall be exercisable only within the twelve months next succeeding such death and then only:

         (a) by the person or persons to whom the Participant's rights under the option shall pass by the Participant's will or the laws of descent and distribution; and

         (b) if and to the extent that he was entitled to exercise the Option at the date of his death.

12.      RIGHTS OF OPTIONEE

No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

13.      PROCEEDS FROM SALE OF SHARES

The proceeds from sale of shares issued upon the exercise of options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

14.      ADJUSTMENTS

If the outstanding shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number or kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share or other unit of any security covered by the option.

Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding shares of the Corporation to another corporation, the Plan shall terminate, and any options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence all persons then entitled to exercise an unexercised portion of options then outstanding shall have the right at such time immediately prior to consummation of the event which results in the termination of the Plan as the Corporation shall designate, to exercise their options to the full extent not theretofore exercised.

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be issued under the Plan on any such adjustment.

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15.      TRANSFERABILITY

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferrable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

16.      AMENDMENT AND TERMINATION OF PLAN

Subject to applicable regulatory approval, the Board may, at any time, suspend or terminate the Plan. Subject to applicable regulatory approval, the Board may also at any time amend or revise the terms of the Plan, PROVIDED that no such amendment or revision shall alter the terms of any options theretofore granted under the Plan.

17.      NECESSARY APPROVALS

The obligation of the Corporation to issue and deliver shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation will be returned to the Participant.

18.      STOCK EXCHANGE RULES

The rules of any stock exchange upon which the Corporation's shares are listed shall be applicable relative to options granted to Participants.

19.      EFFECTIVE DATE OF PLAN

The Plan has been adopted by the Board of the Corporation subject to the approval of the stock exchange or stock exchanges on which the shares of the Corporation are to be listed and, if so approved, the Plan shall became effective upon such approvals being obtained.

20.      INTERPRETATION

The Plan will be governed by and construed in accordance with the laws of Canada and of the Province of Alberta.

IN WITNESS WHEREOF the Corporation has caused its corporate seal to be affixed hereto in the presence of its officers duly authorized in that behalf as of the 13th day of November 1998.


                                         DYNAMIC DIGITAL DEPTH INC.


                                         Per:
                                                    ROBERT BAKER, PRESIDENT


                                         Per:
                                                    NEIL SPEAKMAN, DIRECTOR